UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): June 18, 2008

THERAVANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30319	94-3265960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

901 Gateway Boulevard
South San Francisco, California 94080
(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On June 18, 2008 Theravance, Inc. (the “Company”) and Dr. Michael Kitt, the Company’s Senior Vice President, Development, entered into a consulting agreement.  Dr. Kitt will be departing from his employed position at the Company on June 21, 2008.  For the period from June 22, 2008 through March 31, 2009, Dr. Kitt has agreed to provide consulting services for up to four days per week for the primary purpose of assisting the Company with the preparation of the telavancin New Drug Application (“NDA”) for the hospital-acquired pneumonia (“HAP”) indication.  Services also will include consulting and advisory assistance with the Company’s other development-stage programs.  As full consideration for these services, Dr. Kitt will receive a monthly consulting fee of $25,480 and his currently outstanding stock options and restricted stock unit awards will continue to vest.  Once the HAP NDA is submitted to the FDA, Dr. Kitt’s consulting services will be reduced to five hours per week.  During this period of reduced service, the Company will no longer pay Dr. Kitt the cash consulting fee, but his then outstanding stock options and restricted stock unit awards will continue to vest until the expiration or termination of the consulting agreement.  The foregoing description of the consulting agreement does not purport to be complete, and is qualified in its entirety by reference to the consulting agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)         Exhibits

Exhibit	Description

Exhibit 10.1	Consulting Agreement dated June 18, 2008 between Theravance, Inc. and Michael Kitt, M.D.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE, INC.

Date: June 19, 2008	By:	/s/ Rick E Winningham

Rick E Winningham
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit
10.1	Consulting Agreement dated June 18, 2008 between Theravance, Inc. and Michael Kitt, M.D.